SUBSIDIARIES OF THE REGISTRANT


                        Panther Resources Ltd.
                               Nevada
Golden Panther Resources Ltd.                   Panther Group Ltd.
  British Columbia                                    Bermuda


P.T. Golden Panther Resources            Golden Panther Investments Ltd.
         Indonesia                                     Bahamas

The corporate structure of Panther Resources Ltd. includes a number of wholly owned subsidiaries.

For our Asian interests Golden Panther Resources Ltd. was incorporated in the Province of British Columbia, Canada on November 20, 1995 and is 100% owned by Panther Resources Ltd. Golden Panther Resources Ltd. owns 95% of the issued and outstanding shares of P.T. Golden Panther Resources, incorporated in Indonesia in March, 1996 which owns the mineral properties in Indonesia and has applied for the 7th Generation Contract of Work (COW).

For our Mexican interests we incorporated Golden Panther Investments Ltd. of the Bahamas on March 25, 1997 which is a wholly owned subsidiary of Panther Group Ltd., incorporated in Bermuda on October 16, 1997 . Panther Group Ltd. is a wholly owned subsidiary of the parent company Panther Resources Ltd.